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Exhibit (a)(1)(i)

Offer to Purchase for Cash
by
Aftermarket Technology Corp.
of
Up to 2,638,500 Shares of Its Common Stock
At a Purchase Price Not Greater than $15.75 per Share
Nor Less than $13.00 per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JANUARY 20, 2004, UNLESS THE TENDER OFFER IS EXTENDED.

        We invite our stockholders to tender up to 2,638,500 shares of our common stock, $0.01 par value per share, for purchase by us at a price not greater than $15.75 nor less than $13.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

        Upon the terms and subject to the conditions of the tender offer, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to purchase 2,638,500 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn, at prices not greater than $15.75 nor less than $13.00 per share. All shares acquired in the tender offer will be acquired at the same purchase price. Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. We reserve the right, in our sole discretion, to purchase more than 2,638,500 shares in the tender offer, subject to applicable law. See Section 1.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

        Our shares are traded on The Nasdaq National Market under the symbol "ATAC." On December 15, 2003, the last full trading day prior to the announcement and commencement of the tender offer, the last reported sale price of our shares was $13.75 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, MORGAN STANLEY & CO. INCORPORATED, THE DEALER MANAGER FOR THE TENDER OFFER, OR D. F. KING & CO., INC., THE INFORMATION AGENT FOR THE TENDER OFFER, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISORS.

        Our directors have advised us that they will not tender any shares in the tender offer. We have been advised that only one of our executive officers will tender shares in the tender offer (3,000 shares of the 33,000 shares beneficially owned by such officer). In addition, we have agreed to purchase 1,169,409 shares (which number of shares purchased may be proportionally increased or decreased if the number of shares sought in the tender offer is increased or decreased, respectively) at the final tender offer purchase price from Aurora Equity Partners L.P. and Aurora Overseas Equity Partners I, L.P., which we collectively refer to as "Aurora," on the eleventh business day following the date that the last payment is made in respect of shares tendered and accepted in the tender offer (the "Successful Completion"). However, Aurora will not be tendering any shares in the tender offer. See Section 11.

        If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Tender Offer is:

MORGAN STANLEY

December 16, 2003

IMPORTANT

        If you want to tender all or part of your shares, you must do one of the following before the tender offer expires at 5:00 p.m., New York City time, on Tuesday, January 20, 2004 (unless the tender offer is extended):

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

  •
  If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer and Trust Company, the Depositary for the tender offer; or

  •
  If you are an institution participating in The Depository Trust Company, which we call the Book-Entry Transfer Facility in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

        If you want to tender your shares but:

  •
  your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the tender offer, or

  •
  you cannot comply with the procedure for book-entry transfer by the expiration of the tender offer, or

  •
  your other required documents cannot be delivered to the Depositary by the expiration of the tender offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

        If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $13.00 per share.

        We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

        Neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent has authorized any person to make any recommendation on our or their behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the tender offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us, any member of our Board of Directors, the Dealer Manager or the Information Agent.

i

ii

SUMMARY

        We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        Our name is Aftermarket Technology Corp., a Delaware corporation. We are offering to purchase up to 2,638,500 shares of our outstanding common stock. See Section 1.

What is the purpose of the tender offer?

        We believe that the tender offer is a prudent use of our financial resources given our business profile, assets and current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our stockholders. We intend to use cash on hand to purchase shares in the tender offer and to purchase shares from Aurora following the completion of the tender offer. See Section 2, Section 9 and Section 11.

How many shares will we purchase in the tender offer?

        We will purchase 2,638,500 shares in the tender offer (representing approximately 10.9% of our outstanding common stock) or such lesser number of shares as are properly tendered. If more than 2,638,500 shares are tendered, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for "odd lots" (lots held by beneficial or record owners of less than 100 shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional shares in the tender offer, subject to applicable law. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

What will the purchase price for the shares be and what will be the form of payment?

        We are conducting the tender offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for the tender offer is $13.00 to $15.75 per share. We will select the lowest purchase price that will allow us to buy 2,638,500 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us. If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal indicating that you will accept the purchase price selected by us. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $13.00 per share. If we purchase your shares in the tender offer, we will pay you the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction and Section 1.

How will we pay for the shares?

        Assuming we purchase 2,638,500 shares in the tender offer at the maximum specified purchase price of $15.75 per share, $41.6 million will be required to purchase such shares, and an additional $18.4 million will be required to purchase the 1,169,409 shares from Aurora. See Section 11. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the tender offer and the purchase from Aurora, will be approximately $61.1 million. We will use cash on hand to purchase shares in the tender offer and to purchase shares from Aurora, as well as to pay all related fees and expenses. See Section 9.

How long do I have to tender my shares?

        You may tender your shares until the tender offer expires. The tender offer will expire on Tuesday, January 20, 2004, at 5:00 p.m., New York City time, unless we extend the tender offer. See Section 1. We may choose to extend the tender offer at any time and for any reason. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it may have an earlier deadline for accepting the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

        We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 14. We can terminate the tender offer under certain circumstances. See Section 7.

How will I be notified if you extend the tender offer or amend the terms of the tender offer?

        If we extend the tender offer we will issue a press release by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the tender offer?

        Yes. Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the expiration of the tender offer, including:

  •
  No decrease in the price of our common stock shall have occurred such that the average of the closing prices of our common stock for the five consecutive trading days ending on the expiration date is less than 85% of the price of our common stock at the close of trading on December 15, 2003, the last trading day prior to commencement of the tender offer.

  •
  No decline in the Dow Jones Industrial Average, the Nasdaq National Market Composite Index or the Standard & Poor's Index of 500 Industrial Companies in excess of 15% measured from the close of trading on December 15, 2003 shall have occurred.

  •
  No commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to an act of terrorism, shall have occurred.

  •
  No legal action shall have been threatened or taken that might adversely affect the tender offer.

  •
  No one shall have proposed, announced or made a tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction involving us.

  •
  No material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects, shall have occurred during the tender offer.

  •
  No one (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding common stock (other than as publicly disclosed in a filing with the Securities and Exchange Commission (the "SEC") on or before December 16, 2003). In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding common stock. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities. See Section 7.

How do I tender my shares?

        If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on Tuesday, January 20, 2004 or any later time and date to which the tender offer may be extended:

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

  •
  If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer and Trust Company, the Depositary for the tender offer; or

  •
  If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3.

        If you want to tender your shares but:

  •
  your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the tender offer, or

  •
  you cannot comply with the procedure for book-entry transfer by the expiration of the tender offer, or

  •
  your other required documents cannot be delivered to the Depositary by the expiration of the tender offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

        If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $13.00 per share.

        You may contact the Information Agent, the Dealer Manager or your broker, bank or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered shares in the tender offer, may I withdraw my tendered shares?

        Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Tuesday, January 20, 2004, unless we extend the tender offer, in which case you may withdraw your shares until the expiration of the tender offer, as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on Thursday, February 12, 2004. See Section 4.

How do I withdraw shares I previously tendered?

        You must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered shares?

        We will purchase shares:

  •
  first, from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

  •
  second, after purchasing the shares from the "odd lot holders," from all other stockholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and

  •
  third, only if necessary to permit us to purchase 2,638,500 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

What does the Board of Directors think of the tender offer?

        Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

Will your directors and executive officers tender shares in the tender offer?

        Our directors have advised us that they will not tender any shares in the tender offer. We have been advised that only one of our executive officers will tender shares in the tender offer (3,000 shares of the 33,000 shares beneficially owned by such officer). See Section 11.

Will Aurora tender shares in the tender offer?

        No. We have entered into a stock purchase agreement with Aurora (which holds of record 30.7% of our common stock) to purchase a portion of its shares on the eleventh business day following the Successful Completion of the tender offer. The agreement provides that we will purchase 1,169,409 shares (which number may be proportionally increased or decreased if the number of shares sought in the tender offer is increased or decreased, respectively) from Aurora at the same purchase price paid in the tender offer. The percentage of Aurora's total holdings of our common stock that we will purchase pursuant to the stock purchase agreement will be equal to the percentage of our outstanding common stock (other than that held by Aurora) that we are seeking in the tender offer. If stockholders tender all of their shares at or below the purchase price determined in the tender offer or tender all of their shares and check the box entitled "Shares Tendered At Price Determined Under The Tender Offer" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery, they will be able to sell at least as high a percentage of their holdings in the tender offer as Aurora will sell pursuant to the stock purchase agreement. In addition, because Aurora will not be participating in the tender offer, Aurora will not influence the determination of the purchase price. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

        Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative equity interests in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. As a result of the tender offer, our level of stockholder equity will decline and our net assets will decline. Our purchase of shares in the tender offer will reduce our "public float," which is the number of shares owned by stockholders that are not affiliates and available for trading in the securities markets, and is likely to reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. See Section 2.

Following the tender offer, will you continue as a public company?

        We believe that our shares will continue to be authorized for quotation on The Nasdaq National Market and that we will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 ("Exchange Act"). See Section 2.

When and how will you pay me for the shares I tender?

        We will pay the purchase price, in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, American Stock Transfer and Trust Company, promptly after the expiration date of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 1 and Section 5.

What is the recent market price of my shares?

        On December 15, 2003, the last full trading day before the announcement and commencement of the tender offer, the last reported sale price of our common stock on The Nasdaq National Market was

$13.75 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

Will I have to pay brokerage commission if I tender my shares?

        If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker, bank or other nominee, we urge you to consult your broker, bank or other nominee to determine whether any transaction costs are applicable. See the Introduction, Section 3 and Section 15.

Will I have to pay stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the United States federal income tax consequences if I tender my shares?

        Generally, your receipt of cash from us in exchange for the shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the shares purchased by us or as a distribution from us in respect of shares. See Section 13 for a more detailed discussion of the tax treatment of the tender offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the tender offer. Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Who is the contact for questions about the tender offer?

        The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is D. F. King & Co., Inc. and the Dealer Manager is Morgan Stanley. Their contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase contains statements that are not historical facts and may constitute projections, forecasts or forward-looking statements. Such statements only reflect our best assessment at this time, and may be identified by the use of forward-looking terminology, such as "may," "will," "would," "expect," "intend," "could," "estimate," "should," "anticipate" or "believe." We believe the expectations reflected in such statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  •
  our ability to retain our major customers without significant changes in prices or other terms with such customers;

  •
  our ability to obtain transmission cores and component parts in the quantities we require;

  •
  a drop in transmission failure rates;

  •
  changes in the policies of our OEM customers;

  •
  a decline in the strength of our major customers;

  •
  the passage of legislation adversely affecting our liability under environmental laws;

  •
  substantial competition;

  •
  the volatility of our stock price;

  •
  conditions in our industry in general and shifts in demand and pricing of our products;

  •
  our ability to retain senior management and to attract and retain key personnel;

  •
  unionization efforts or labor shortages in our business;

  •
  future acquisitions;

  •
  our level of indebtedness and the terms of such indebtedness;

  •
  influence of our significant stockholders;

  •
  the effect of certain provisions in our certificate of incorporation hindering or preventing a change of control; and

  •
  the other risks detailed from time to time in our reports filed with the SEC.

        In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, our Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2003 and our Current Report on Form 8-K filed on December 3, 2003, which are incorporated by reference herein, for information on these and other risk factors. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

INTRODUCTION

To the Holders of Common Stock of Aftermarket Technology Corp.:

        We invite our stockholders to tender up to 2,638,500 shares of our common stock, $0.01 par value per share, for purchase by us at a price not greater than $15.75 nor less than $13.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

        Upon the terms and subject to the conditions of the tender offer, we will determine a single per share price, not greater than $15.75 nor less than $13.00 per share, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to buy 2,638,500 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn at prices not greater than $15.75 nor less than $13.00 per share. We will acquire all shares in the tender offer at the same purchase price, on the terms and subject to the conditions of the tender offer, including proration provisions.

        We will only purchase shares properly tendered at prices at or below the purchase price selected by us and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

        We expressly reserve the right to purchase additional shares in the tender offer subject to applicable law. See Section 1.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

        Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

        Our directors have advised us that they will not tender any shares in the tender offer. We have been advised that only one of our executive officers will tender shares in the tender offer (3,000 shares of the 33,000 shares beneficially owned by such officer). In addition, Aurora will not be tendering any shares in the tender offer. However, we have agreed to purchase shares at the final tender offer price from Aurora on the eleventh business day following the Successful Completion of the tender offer. See Section 11.

        On the terms and subject to the conditions of the tender offer, if at the expiration of the tender offer more than 2,638,500 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

  •
  first, from all holders of "odd lots" of less than 100 shares who properly tender all their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

  •
  second, after purchasing shares from the "odd lot holders," from all other stockholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and

  •
  third, only if necessary to permit us to purchase 2,638,500 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        Therefore, we may not purchase all of the shares that you tender on a conditional basis in the tender offer even if you tender them at or below the purchase price.

        See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

        We will pay the purchase price net to the tendering stockholders in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares in the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the Depositary. However, any tendering United States Holder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the United States Holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding (such as, among others, all corporations and certain Non-United States Holders (as defined in Section 13)). In order for a Non-United States Holder to qualify as an exempt recipient and, therefore, not be subject to backup withholding, that holder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that holder's exempt status. Holders are urged to consult their tax advisors regarding the applicability of backup withholding to them and the availability of any exemption from backup withholding as well as the procedures for obtaining such an exemption, and the refund procedure. See Section 13 regarding certain tax consequences of the tender offer.

        We will pay all fees and expenses incurred in connection with the tender offer by American Stock Transfer and Trust Company, the Depositary for the tender offer, D. F. King & Co., Inc., the Information Agent for the tender offer, and Morgan Stanley, the Dealer Manager for the tender offer. See Section 15.

        As of November 30, 2003, we had 24,233,953 issued and outstanding shares of common stock excluding 933,737 shares of common stock held in treasury. As of that date, there were an aggregate of 2,489,419 shares of common stock available for issuance under our stock incentive plans (including 2,282,618 shares subject to currently outstanding options). We have also awarded an aggregate of

20,000 shares of restricted stock under the plans. The 2,638,500 shares that we are offering to purchase pursuant to the tender offer represent approximately 10.9% of our shares outstanding on November 30, 2003. Our shares are traded on The Nasdaq National Market under the symbol "ATAC." On December 15, 2003, the last full trading day prior to the announcement and commencement of the tender offer, the last reported sale price of our shares on The Nasdaq National Market was $13.75 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8 and Section 11.

THE TENDER OFFER

1.     Number of Shares; Proration.

        On the terms and subject to the conditions of the tender offer, we will purchase up to 2,638,500 shares of our common stock or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the expiration date at a price not greater than $15.75 nor less than $13.00 per share, net to the seller in cash, without interest.

        The term "expiration date" means 5:00 p.m., New York City time, on Tuesday, January 20, 2004, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the purchase price determined in the tender offer (which could result in the tendering stockholder receiving a purchase price per share as low as $13.00), or (2) specify the price or prices, not greater than $15.75 nor less than $13.00 per share, at which they are willing to sell their shares to us under the tender offer. Prices may be specified in multiples of $0.25. Promptly following the expiration date, we will determine a single per share purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $15.75 nor less than $13.00 per share, that will allow us to purchase 2,638,500 shares (or such greater number of shares as we may elect to purchase) or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares in the tender offer at the same purchase price. We will announce by press release the single per share purchase price that we have selected to pay for shares properly tendered and not properly withdrawn as promptly as practicable after such determination has been made.

        We will only purchase shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions of the tender offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered at or below the purchase price. We will return all shares tendered and not purchased pursuant to the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the expiration date. By following the Instructions to the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

        We reserve the right, in our sole discretion, to purchase more than 2,638,500 shares under the tender offer. In accordance with the rules of the SEC we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 484,679 shares) without amending or extending the tender offer. See Section 14.

        In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price prior to the expiration date will be subject to proration, except for "odd lots." The proration period and withdrawal rights also expire on the expiration date.

        If we:

  •
  increase the price to be paid for shares above $15.75 per share or decrease the price to be paid for shares below $13.00 per share, or

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  increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or

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  decrease the number of shares being sought for purchase in the tender offer, and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given to stockholders in the manner specified in Section 14, then the tender offer will be extended until the expiration of such ten business day period. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

        Priority of Purchases.    On the terms and subject to the conditions of the tender offer, if more than 2,638,500 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the expiration date, we will purchase properly tendered shares on the basis set forth below:

  •
  first, we will purchase all shares properly tendered and not properly withdrawn by any "odd lot holder," as described below, who:

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  tenders all shares owned beneficially or of record by such "odd lot holder" at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by such "odd lot holder" will not qualify for this preference); and

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  completes the box entitled "Odd Lots" in the related Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery;

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  second, after the purchase of all of the shares properly tendered by "odd lot holders," subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at or below the purchase price selected by us on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares; and

  •
  third, only if necessary to permit us to purchase 2,638,500 shares (or such greater number of shares as we may elect to purchase) we will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

        Odd Lots.    For purposes of the tender offer, the term "odd lots" means all shares properly tendered at prices at or below the purchase price selected by us held by a stockholder, which we refer to as an "odd lot holder," who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the related Letter of Transmittal. To qualify for this preference, an "odd lot holder" must tender all shares owned beneficially or of record by the "odd lot holder" in accordance with the procedures described in Section 3. As set forth above, "odd lots" will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the tender offer, an "odd lot holder" who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable "odd lot" discounts in a sale of the holder's shares on The Nasdaq National Market. Any "odd lot holder" wishing to tender all of such "odd lot holder's" shares pursuant to the tender offer should complete the box entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any stockholder who tenders any shares owned beneficially or of record at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of the right, subject to applicable law.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the expiration date. Proration for each stockholder tendering shares, other than "odd lot holders," will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than "odd lot holders," at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the "odd lot" procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. After the expiration date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Offer; Certain Effects of the Tender Offer.

        Purpose of the Offer.    Management and the Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the tender offer is a prudent use of our financial resources given our business profile, assets and current market price. We believe that our current financial condition and debt capacity exceed the financial requirements of our business, including the capital requirements to improve our operations and appropriate financial flexibility for general corporate purposes.

        We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide most of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of cash if they so elect. This format of repurchase provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of Directors believes that investing in our own shares in this manner is an attractive use of surplus and an efficient means to provide value to our stockholders. The tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales.

        The tender offer is consistent with our past practice of repurchasing shares from time to time as a means of increasing stockholder value. In 2002, we repurchased 322,400 of our shares on the open market. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than in the tender offer, until at least 10 business days after the expiration date. However, we have entered into a stock purchase agreement with Aurora to purchase 1,169,409 shares (which number of shares purchased may be proportionally increased or decreased if the number of shares sought in the tender offer is increased or decreased, respectively) at the final tender offer purchase price from Aurora on the eleventh business day following the Successful Completion of the tender offer. Following the completion or termination of the tender offer, we may, from time to time, repurchase our shares on the open market or through private or public transactions in accordance with applicable law.

        Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them.

        Our directors have advised us that they will not tender any shares in the tender offer. We have been advised that only one of our executive officers will tender shares in the tender offer (3,000 shares of the 33,000 shares beneficially owned by such officer). Aurora will not be tendering any shares in the tender offer but it has agreed to sell shares to us following the Successful Completion of the tender offer pursuant to the stock purchase agreement. See Section 11.

        Certain Effects of the Tender Offer.    Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future.

        Stockholders may be able to sell non-tendered shares in the future on The Nasdaq National Market or otherwise, at a net price significantly higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the tender offer.

        On November 30, 2003, we had net indebtedness (indebtedness minus cash on hand) of $76.2 million. As of that date and on a pro forma basis assuming we purchase 2,638,500 shares in the tender offer at $15.75 per share, after giving effect to the consummation of the tender offer, the purchase of shares from Aurora and the payment of certain expenses in connection therewith, we would have had total net indebtedness of $137.3 million. This level of indebtedness could have important consequences for you, including the following:

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  it could limit our ability to borrow money or sell stock to fund our working capital, capital expenditures and debt service requirements;

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  it could limit our flexibility in planning for, or reacting to, changes in our business;

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  we could be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

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  it could make us more vulnerable to a downturn in our business or the economy;

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  a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes; and

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  there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

        After the tender offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for our needs. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner will not adversely affect our ability to operate profitably or absorb possible losses in future periods. See "Forward-Looking Statements."

        Shares that we acquire pursuant to the tender offer or directly from Aurora will be held as treasury stock. Our purchase of shares in the tender offer will reduce our "public float," which is the number of shares owned by stockholders that are not our affiliates and available for trading in the securities markets, and is likely to reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of The Nasdaq National Market, we do not believe that our purchase of shares in the tender offer or from Aurora will cause our remaining shares to cease to be authorized to be quoted on The Nasdaq National Market.

        Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. Since we have less than 300 stockholders of record, our shares are currently eligible for deregistration under the Exchange Act. However, we have no intention to apply for such deregistration. The tender offer is conditioned upon us having determined that the consummation of the tender offer and the purchase of shares will not cause our common stock to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 7.

        Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of our shares pursuant to the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

        Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

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  any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board) or to change any material term of the employment contract of any executive officer;

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  any material change in our present dividend policy, our capitalization, corporate structure or business;

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  any class of our equity securities ceasing to be authorized to be quoted on The Nasdaq National Market;

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  the acquisition or disposition by any person of our securities; or

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  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

See Section 8, Section 9, Section 10 and Section 11.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be tendered pursuant to the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an "Agent's Message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the Depositary at its address set forth on the back cover of this Offer to Purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares under the tender offer must complete the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" by either (1) checking the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" or (2) checking one of the boxes in the section entitled "Shares Tendered At Price Determined By Stockholder," indicating the price at which shares are being tendered. Stockholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one box must be checked in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal.

        If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" in the Letter of Transmittal under the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered." Note that this election may have the effect of lowering the purchase price and could result in the tendered shares being purchased at the minimum price of $13.00 per share.

        If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check the appropriate box in the section entitled "Shares

Tendered At Price Determined By Stockholder" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the price at or below the purchase price.

        In addition, "odd lot holders" who tender all of their shares must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to "odd lot holders" as set forth in Section 1.

        Stockholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

        Stockholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the tender offer and the advisability of making a conditional tender. See Section 6 and Section 13.

        Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the section entitled "Special Payment Instructions" or the section entitled "Special Delivery Instructions" in the Letter of Transmittal; or

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  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing constituting an "Eligible Institution." See Instruction 1 of the Letter of Transmittal.

        If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of:

  •
  one of (a) certificates for the shares or (b) a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility as described below;

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  one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, including any required signature guarantees or (b) an Agent's Message (as defined below) in the case of a book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder.

If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries in connection with the tender offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. Any documents delivered to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the tender offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, including any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Guaranteed Delivery.    If a stockholder desires to tender shares under the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the Depositary before the expiration date, or the procedure for book-entry transfer cannot be completed before the expiration date, or if time will not permit all required documents to reach the Depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  the tender is made by or through an Eligible Institution;

  •
  the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

  •
  the certificates for all tendered shares, in proper form for transfer, or confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        Return of Unpurchased Shares.    If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder's certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the tender offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer prior to the expiration date, or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and our interpretation of the terms of the tender offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    A tender of our common stock pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the common stock, or equivalent securities at least equal to the common stock, being tendered, and (2) the tender of common stock complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender common stock for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of common stock tendered in (a) common stock or (b) other securities convertible into or exchangeable or exercisable for common stock and, upon acceptance of the tender, will acquire the common stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the common stock in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to a tender on behalf of another person. Our acceptance for payment of common stock tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the tender offer.

        Lost or Destroyed Certificates.    Stockholders whose certificates for part or all of their shares have been lost, destroyed or stolen may contact American Stock Transfer and Trust Company, the Depositary and transfer agent for our shares, at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

        Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time before the expiration date and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on Thursday, February 12, 2004.

        For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

        We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification.

        Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be re-tendered before the expiration date by again following one of the procedures described in Section 3.

        If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

        Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

5.     Purchase of Shares and Payment of Purchase Price.

        On the terms and subject to the conditions of the tender offer, promptly following the expiration date, we will:

  •
  determine the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

  •
  accept for payment and pay for (and thereby purchase) up to 2,638,500 shares (or such greater number of shares as we may elect to purchase subject to applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn.

        For purposes of the tender offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the purchase price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

        On the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for purchase and pay a single per share purchase price for all of the shares accepted for payment pursuant to the tender offer. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

  •
  certificates for shares or a timely confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent's Message in the case of book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

        We will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder promptly after the expiration or termination of the tender offer at our expense. Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 8 of the Letter of Transmittal.

        Any tendering United States holder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or other applicable IRS form) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the United States Holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding (such as, among others, all corporations and certain Non-United States Holders). In order for a Non-United States Holder to qualify as an exempt recipient and, therefore, not be subject to backup withholding, that Holder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that holder's exempt status. Holders are urged to consult their tax advisors regarding the applicability of backup withholding to them and the availability of any exemption from backup withholding as well as the procedures for obtaining such an exemption, and the refund procedure. See Section 13.

6.     Conditional Tender of Shares.

        Subject to the exception for "odd lot holders," in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisors with respect to the advisability of making a conditional tender.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if more than 2,638,500 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery and regarded as withdrawn as a result of proration will be returned promptly after the expiration date at our expense.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 2,638,500 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 2,638,500 shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.

7.     Conditions of the Offer.

        Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the tender offer and before the expiration of the tender offer any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the tender offer or with acceptance for payment:

  •
  there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

  •
  challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the tender offer, the acquisition of some or all of the shares pursuant to the tender offer or some or all of the shares to be purchased from Aurora following Successful Completion of the tender offer or otherwise relates in any manner to the tender offer or such purchase from Aurora; or

  •
  in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to repurchase some or all of the shares pursuant to the tender offer or some or all of the shares to be purchased from Aurora following Successful Completion of the tender offer;

  •
  there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

  •
  make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the tender offer;

  •
  delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares to be purchased pursuant to the tender offer or to be purchased from Aurora following Successful Completion of the tender offer; or

  •
  materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole;

  •
  there has occurred any of the following:

  •
  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  the commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to an act of terrorism;

  •
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

  •
  the average of the closing prices of our common stock for the five consecutive trading days ending on the expiration date shall be less than 85% of the price of our common stock at the close of trading on December 15, 2003, the last trading day prior to commencement of the tender offer.

  •
  any decline in the Dow Jones Industrial Average, the Nasdaq National Market Composite Index or the Standard & Poor's Index of 500 Industrial Companies in excess of 15% measured from the close of trading on December 15, 2003; or

    •
    in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of our shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

  •
  we learn that:

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before December 16, 2003); or

  •
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before December 16, 2003 (other than Aurora), has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 1% or more of our outstanding shares;

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

  •
  any change or changes have occurred or are threatened in our or our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on the benefits of the tender offer to us; or

  •
  in our reasonable judgment, the purchase of the shares pursuant to the tender offer would result in a default or an event of default under our Credit Agreement with J.P. Morgan Securities Inc. and Credit Suisse First Boston, as joint advisors, joint lead arrangers and joint bookrunners, and Credit Suisse First Boston, as syndication agent, dated as of February 8, 2002, as amended by that First Amendment, dated as of December 12, 2003 (the "Credit Agreement").

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date of the tender offer. Any determination by us concerning the events described above will be final and binding on all parties. All conditions will be satisfied or waived prior to the expiration of the tender offer.

8.     Price Range of Shares; Dividends.

        Our common stock is listed and traded on The Nasdaq National Market under the trading symbol "ATAC." The following table sets forth, for the fiscal quarters indicated, the high and low reported sale prices of our common stock on The Nasdaq National Market. We have not paid cash dividends on our common stock to date.

	HIGH	LOW
2001
First Quarter	$6.00	$2.38
Second Quarter	7.50	4.50
Third Quarter	15.63	7.11
Fourth Quarter	19.99	13.26
2002
First Quarter	$19.47	$15.55
Second Quarter	24.70	17.50
Third Quarter	22.05	12.65
Fourth Quarter	14.90	8.76
2003
First Quarter	$15.75	$8.91
Second Quarter	12.35	6.51
Third Quarter	13.50	9.80
Fourth Quarter (through December 15, 2003)	15.60	11.29

        On December 15, 2003, the last full trading day before the announcement and commencement of the tender offer, the last reported sale price of our common stock on The Nasdaq National Market was $13.75 per share. Stockholders are urged to obtain current market quotations for our common stock.

9.     Source and Amount of Funds.

        Assuming we purchase 2,638,500 shares in the tender offer at the maximum specified purchase price of $15.75 per share, $41.6 million will be required to purchase such shares, and an additional $18.4 million will be required to purchase the 1,169,409 shares from Aurora. See Section 11. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the tender offer and the purchase from Aurora, will be approximately $61.1 million. We intend to use cash on hand to purchase shares in the tender offer and to purchase the shares from Aurora pursuant to the stock purchase agreement, and to pay all related fees and expenses. See Section 11.

        Our Credit Agreement, as amended, permits the purchase of shares in the tender offer out of cash balances on hand and prohibits the use of the proceeds of any indebtedness (including indebtedness incurred under the Credit Agreement) for such purpose. As of November 30, 2003, we had cash on hand (on a pro forma basis) of $53.2 million, and we expect that the cash on hand on the expiration date of the tender offer will be significantly in excess of that amount. Similar restrictions apply to the purchase of shares of our common stock from Aurora following Successful Completion of the tender offer.

10.   Certain Information Concerning Us.

        Company Overview.    We are a leading remanufacturer and distributor of drivetrain products used in the repair of automobiles and light trucks in the automotive aftermarket. Our Logistics business is a provider of value added warehouse and distribution services as well as returned material reclamation and disposition services. Our Logistics business also remanufactures and distributes electronic components.

        Our Drivetrain business sells factory-approved remanufactured drivetrain products directly to automobile manufacturers (known as OEMs). Our Drivetrain business products consist principally of remanufactured transmissions and also include remanufactured torque converters, valve bodies and engines. The OEMs primarily use the remanufactured products as replacement parts for their domestic dealers during the warranty and post-warranty periods following the sale of a vehicle. Remanufactured products offer several advantages to customers relative to comparable rebuilt products. Generally, remanufactured products are lower cost, are of higher quality consistency and have shorter delivery times. Our principal customers for remanufactured transmission are Ford Motor Company, DaimlerChrysler Corporation, General Motors Corporation and a number of foreign OEMs. In addition, our Drivetrain business sells select remanufactured engines to several European OEMs.

        Demand for our products within the Drivetrain business is largely a function of the number of vehicles in operation, the average age of vehicles and the average number of miles driven per vehicle. These factors have generally increased over time, thereby increasing demand for our remanufactured products. Other factors that influence demand for our remanufactured products include product complexity and reliability, the length of OEM warranty periods, the extent to which dealers rely on remanufactured products to satisfy warranty claims rather than repairing the unit, and the severity of weather conditions. Because these factors are not directly dependent on new automotive sales levels, demand for remanufactured products within our Drivetrain business has been largely non-cyclical.

        Our Drivetrain business has been our primary business since our formation. For the year ended December 31, 2002, revenue from our Drivetrain business was $288.0 million, or 69% of our total revenue, of which Ford, DaimlerChrysler and General Motors accounted for 50%, 32% and 8%, respectively. In the United States we also sell remanufactured engines and transmissions in the independent aftermarket, which accounted for revenue of $13.7 million, or 4% of our total revenue, for the year ended December 31, 2002.

        Our Logistics business consists of three operating units: Logistics Services, a provider of value added warehouse and distribution services, turnkey order fulfillment and information services for AT&T Wireless Services; Material Recovery, a provider of returned material reclamation and disposition services and management services for failed components, commonly referred to as cores, primarily for General Motors and, to a lesser extent, Ford and Mazda; and Autocraft Electronics, an automotive electronic remanufacturing and distribution business. Services within our Logistics business are designed to meet the specialized needs of our customers.

        The logistics industry has evolved over the last 20 years due to dramatic improvements in technology and increased demand in customer service requirements. Growth in our Logistics business with AT&T Wireless is primarily dependent on cellular telephone handset demand and AT&T Wireless' share of new cellular telephone sales volume. Our Logistics business benefits from upgrades in cellular telephone technology through increased replacement demand for more advanced handsets, from any increases in the number of AT&T Wireless subscribers and from any expansion of our service offering with AT&T Wireless. Because we do not take actual ownership of our cellular telephone inventory, we do not face the risk of inventory obsolescence. Other growth drivers within our Logistics business include our ability to leverage our expertise in logistics in other industries. For the year ended December 31, 2002, revenue from our Logistics business was $114.2 million, or 27% of our total revenue, of which AT&T Wireless accounted for 67%.

        Our principal executive offices are located at One Oak Hill Center, Suite 400, Westmont, Illinois. Our telephone number is (630) 455-6000.

        Potential Sale of United Kingdom Business.    We have entered into a non-binding letter of intent to sell our United Kingdom Engine business for $32 million in cash. A definitive purchase and sale agreement is currently being negotiated and the buyer has begun conducting due diligence. The transaction will be subject to customary conditions for a transaction of this type. If the sale of this business occurs, our Credit Agreement, as amended, will permit us, under certain circumstances, to apply up to 50% of the net cash proceeds derived from such sale to the repurchase of our shares.

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

AFTERMARKET'S SEC FILINGS	PERIOD
Current Report on Form 8-K	Furnished on December 3, 2003
Quarterly Report on Form 10-Q	Quarter ended September 30, 2003
Quarterly Report on Form 10-Q	Quarter ended June 30, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2003
Annual Report on Form 10-K	Year ended December 31, 2002
Proxy Statement	Filed on April 4, 2003

        You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at One Oak Hill Center, Suite 400, Westmont, Illinois, telephone number: (630) 455-6000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        Beneficial Ownership.    As of November 30, 2003, we had 24,233,953 issued and outstanding shares of common stock, excluding 933,737 shares of common stock held in treasury. As of that date, there were an aggregate of 2,489,419 shares of common stock available for issuance under our stock incentive plans (including 2,282,618 shares subject to currently outstanding options). We have also awarded an aggregate of 20,000 shares of restrictive stock under the plans. The 2,638,500 shares that we are offering to purchase represent approximately 10.9% of the shares outstanding on November 30, 2003.

        As of November 30, 2003, our directors and executive officers as a group (15 persons) beneficially owned 10,787,309 shares (which number includes 1,115,985 shares subject to options that are exercisable within 60 days after the date of this Offer to Purchase) or 42.6% of the total outstanding shares of our common stock plus the shares issuable upon the exercise of stock options held by our directors and executive officers that are exercisable within 60 days after the date of this Offer to Purchase. Our directors have advised us that they will not tender any shares in the tender offer. We have been advised that only one of our executive officers, Mary Ryan, will tender 3,000 shares (of the 33,000 shares beneficially owned by such officer) in the tender offer. Aurora will not be tendering shares in the tender offer but we have entered into an agreement with Aurora to purchase shares from Aurora at the final tender offer price (see "Agreement to Purchase Aurora Shares").

        The following table sets forth, as to each director or executive officer and certain substantial stockholders, (i) the number of shares and percentage beneficially owned as of November 30, 2003; (ii) assuming we purchase 2,638,500 shares of common stock in the tender offer, none of our directors tender shares in the tender offer and only one executive officer, Mary Ryan (who owns 33,000 shares) tenders 3,000 shares in the tender offer, the percentage beneficially owned after consummation of the tender offer, and (iii) assuming we purchase 1,169,409 shares from Aurora after the completion of the tender offer, the percentage beneficially owned after consummation of the tender offer and the purchase from Aurora.

	Shares of common stock beneficially owned			Percentage ownership after tender offer and Aurora purchase (based on assumptions set forth above)
			Percentage ownership after tender offer (based on assumptions set forth above)
Name and address of beneficial owner**(1)	Number	% of Class
Aurora Equity Partners L.P. (other beneficial owners: Richard R. Crowell, Gerald L. Parsky and Richard K. Roeder)(2)(3)	8,587,951	35.4	39.8	37.1
Aurora Overseas Equity Partner I, L.P. (other beneficial owners: Richard R. Crowell, Gerald L. Parsky and Richard K. Roeder)(4)(5)	3,194,263	13.2	14.8	14.9
General Electric Pension Trust(6)	1,623,751	6.7	7.5	7.9
Michael T. DuBose(7)	638,737	2.6	2.9	3.0
Barry C. Kohn(8)	199,121	*	*	*
John R. Colarossi(9)	5,000	*	*	*
William L. Conley, Jr.(10)	8,334	*	*	*
John J. Machota(11)	74,822	*	*	*
Mary R. Ryan(12)	33,000	*	*	*
Joseph Salamunovich(13)	80,788	*	*	*
Robert Anderson(14)	26,668	*	*	*
Richard R. Crowell(2)(3)(4)(5)(15)	9,612,620	39.7	44.5	41.3
Dale F. Frey(16)	26,668	*	*	*
Mark C. Hardy	0	*	*	*
Dr. Michael J. Hartnett(17)	28,334	*	*	*
Gerald L. Parsky(2)(3)(4)(5)(15)	9,612,620	39.7	44.5	41.3
Richard K. Roeder(2)(3)(4)(5)(15)	9,612,620	39.7	44.5	41.3
J. Richard Stonesifer(18)	53,217	*	*	*
All executive officers and directors as a group (15 persons)(19)	10,787,309	42.6%	47.5%	44.6%

*
Less than 1%

**
The address of each executive officer and director is One Oak Hill Center, Suite 400, Westmont, Illinois 60559, (630) 455-6000, except as specifically noted.

(1)
The shares underlying options granted under our stock incentive plans that are exercisable as of the date of this Offer to Purchase or that will become exercisable within 60 days after the date of this Offer to Purchase (such options being referred to as "exercisable") are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options, but are not deemed to be outstanding for the purposes of computing the beneficial ownership of any other person.

(2)
Aurora Equity Partners L.P. ("AEP") is a Delaware limited partnership the general partner of which is Aurora Capital Partners, a Delaware limited partnership, whose general partner is Aurora Advisors, Inc. Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of Aurora Advisors, are limited partners of Aurora Capital Partners and may be deemed to beneficially share ownership of the shares beneficially owned by AEP and may be deemed to be our organizers under regulations promulgated under the Securities Act of 1933. The address of AEP and Messrs. Crowell, Parsky and Roeder is 10877 Wilshire Boulevard, Suite 2100, Los Angeles, California 90024, (310) 551-0101.

(3)
Consists of (i) 6,418,357 shares owned by AEP, (ii) 1,623,751 shares owned by the General Electric Pension Trust ("GE") (see Note 6 below) and (iii) 545,843 shares that are subject to an irrevocable proxy granted to AEP and AOEP (defined in Note 4 below) by some of our original stockholders, including Messrs. Crowell, Parsky and Roeder (the "Aurora Proxy"). The Aurora Proxy terminates upon the earlier of the transfer of such shares and July 31, 2004.

(4)
Aurora Overseas Equity Partners I, L.P. ("AOEP") is a Cayman Islands limited partnership the general partner of which is Aurora Overseas Capital Partners, L.P., a Cayman Islands limited partnership, whose general partner is Aurora Overseas Advisors, Ltd. Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of Aurora Overseas Advisor, are limited partners of Aurora Overseas Capital Partners and may be deemed to beneficially own the shares beneficially owned by AOEP. The address of AEOP and Messrs. Crowell, Parsky and Roeder is 10877 Wilshire Boulevard, Suite 2100, Los Angeles, California 90024, (310) 551-0101.

(5)
Consists of (i) 1,024,669 shares owned by AOEP, (ii) 1,623,751 shares owned by GE (see Note 6 below) and (iii) 545,843 shares that are subject to the Aurora Proxy.

(6)
With limited exceptions, GE has agreed to vote these shares in the same manner as AEP and AOEP vote their respective shares. This provision terminates upon the earlier of the transfer of such shares and July 31, 2004. GE will be free to tender shares in the tender offer in its discretion. The address of GE is 3003 Summer Street, Stanford, Connecticut 06905, (203) 326-2300. The Company does not know whether GE will be participating in the tender offer. However, the table above assumes no participation from GE and does not show any change in their number of shares beneficially owned.

(7)
Consists of shares subject to options exercisable within 60 days of this Offer to Purchase. Excludes 33,333 shares subject to options that are not exercisable within 60 days of this Offer to Purchase.

(8)
Includes 193,121 shares subject to options exercisable within 60 days of this Offer to Purchase. Excludes 25,000 shares subject to options that are not exercisable within 60 days of this Offer to Purchase.

(9)
Includes 5,000 shares of restricted stock and excludes 25,000 shares subject to options that are not exercisable within 60 days of this Offer to Purchase.

(10)
Consists of shares subject to options exercisable within 60 days of this Offer to Purchase. Includes 5,000 shares of restricted stock and excludes 16,666 shares subject to options that are not exercisable within 60 days of this Offer to Purchase.

(11)
Includes 5,000 shares of restricted stock and 66,667 shares subject to options exercisable within 60 days of this Offer to Purchase. Excludes 38,333 shares subject to options that are not exercisable within 60 days of this Offer to Purchase.

(12)
Includes 5,000 shares of restricted stock and 25,000 shares subject to options exercisable within 60 days of this Offer to Purchase. Excludes 33,333 shares subject to options that are not exercisable within 60 days of this Offer to Purchase.

(13)
Includes 5,000 shares of restricted stock and 75,788 shares subject to options exercisable within 60 days of this Offer to Purchase. Excludes 40,000 shares subject to options that are not exercisable within 60 days of this Offer to Purchase.

(14)
Consists of shares subject to options exercisable within 60 days of this Offer to Purchase. Excludes 76,666 shares subject to options that are not exercisable within 60 days of this Offer to Purchase.

(15)
Any shares actually owned by this person (as distinguished from the shares that this person is deemed to beneficially own) are subject to the Aurora Proxy.

(16)
Consists of shares subject to options exercisable within 60 days of this Offer to Purchase. Excludes 76,666 shares subject to options that are not exercisable within 60 days of this Offer to Purchase.

(17)
Consists of shares subject to options exercisable within 60 days of this Offer to Purchase. Excludes 76,666 shares subject to options that are not exercisable within 60 days of this Offer to Purchase.

(18)
Includes 26,668 shares subject to options exercisable within 60 days of this Offer to Purchase. Excludes 76,666 shares subject to options that are not exercisable within 60 days of this Offer to Purchase.

(19)
Includes 1,115,985 shares subject to options exercisable within 60 days after the date of this Offer to Purchase. Excludes 518,329 shares subject to options that are not exercisable within 60 days after the date of this Offer to Purchase.

        Agreements, Arrangements or Understandings.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any of our subsidiaries' directors or executive officers, or any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares of common stock during the 60 days prior to December 16, 2003, except as described below.

        Agreement to Purchase Aurora Shares.    We entered into a stock purchase agreement with Aurora on December 15, 2003, prior to the first public communication regarding the tender offer, whereby we will purchase shares from Aurora on the eleventh business day following the Successful Completion of the tender offer. We agreed to purchase from Aurora 1,169,409 shares. The percentage of Aurora's total holdings of our common stock that we will purchase pursuant to the stock purchase agreement will be equal to the percentage of our outstanding common stock (other than that held by Aurora) that we are seeking in the tender offer.

        If we increase or decrease the number of shares being purchased in the tender offer (any such increase or decrease, the "TO Change"), the aggregate number of shares of common stock to be purchased by us from Aurora will be increased or decreased, respectively, by an amount equal to the TO Change multiplied by a fraction, the numerator of which is 0.3071 and the denominator of which is 0.6929 (such fraction represents the ratio of the outstanding shares of our common stock held of record by Aurora divided by the outstanding shares of our common stock held of record by all of our stockholders other than Aurora).

        The price for the shares purchased from Aurora will be the same as that paid in the tender offer. Aurora owns of record 7,443,026 shares (of which AEP owns of record 6,418,357 shares and AOEP owns of record 1,024,669 shares), which constitute 30.7% of our issued and outstanding shares.

        Aurora Proxy.    Aurora holds 39.7% of our voting power, 30.7% through direct ownership of shares and 9.0% through a voting arrangement with GE and an irrevocable proxy granted to Aurora by some of our original stockholders, including Messrs. Crowell, Parsky and Roeder.

        Stockholders Agreement.    On July 1, 2002, two of our executive officers (Michael T. DuBose and Barry C. Kohn) entered into separate letter agreements with Aurora relating to the transfer of certain shares of our common stock held by them. Each of Mr. DuBose and Mr. Kohn agreed that, without the prior consent of Aurora, as long as they remain our CEO and CFO, respectively, they will only transfer shares in amounts proportionate to the number of shares transferred by Aurora or as otherwise agreed by Aurora. Mr. DuBose and Mr. Kohn have advised us that they do not intend to tender any shares in the tender offer.

        Stock Incentive Plans.    Pursuant to our 1996, 1998, 2000 and 2002 stock incentive plans, our officers, directors, employees and consultants are eligible to receive options to purchase common stock and other awards. Awards under our 1996 plan are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. Awards under our 1998, 2000 and 2002 plans may take the form of stock options, annual incentive bonuses and incentive stock. The plans are administered by the Compensation and Human Resources Committee of our Board of Directors, although our Board of Directors may exercise any of the Committee's authority under the plans in lieu of the Committee's exercise thereof. As of November 30, 2003, there were an aggregate of 2,489,419 shares of common stock available for issuance under the plans (including 2,282,618 shares subject to currently outstanding options). In the event of a change of control, all of our outstanding stock options will vest. We have also awarded an aggregate of 20,000 shares of restricted stock under our stock incentive plans, all of which are reflected in the table set forth under "Beneficial Ownership" above.

        Except as otherwise described in this Offer to Purchase or as described in our most recent proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Changes to Board of Directors.    In order to comply with the NASD Rules that will apply to us as of our annual stockholder meeting in May 2004, we anticipate electing additional members to our Board of Directors who qualify as "independent" under applicable NASD Rules.

12.   Certain Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the tender offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.

13.   Certain United States Federal Income Tax Consequences.

        The following is a summary of certain United States federal income tax consequences of the tender offer to stockholders whose shares are properly tendered and accepted for payment pursuant to the tender offer. Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of the tender offer (the "Code"), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, partnerships, expatriates, tax-exempt organizations, tax-qualified retirement plans, Non-United States Holders, persons who are subject to alternative minimum tax, persons who hold shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or persons that have a functional currency other than the United States dollar). This summary may not be applicable with respect to shares acquired as compensation, upon the exercise of stock options or under a tax- qualified retirement plan. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

        In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the tender offer.

        You are urged to consult your tax advisor as to the particular consequences to you of participating in the tender offer.

        For purposes of this summary, a "United States Holder" is a beneficial owner of shares that for United States federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation or partnership (or other entity taxable as a corporation or partnership) created or organized in or under the laws of the United States or any State or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for federal income tax purposes.

        A "Non-United States Holder" is a beneficial owner of shares other than a United States Holder.

Consequences of the Tender Offer to United States Holders.

        Characterization of the Purchase—Distribution vs. Sale Treatment.    Our purchase of shares from a United States Holder pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of any such purchase, a United States Holder will, depending on the United States Holder's particular circumstances, be treated either as having sold the United States Holder's shares or as having received a distribution in respect of such United States Holder's shares. The purchase of shares pursuant to the tender offer will be treated as a sale if a United States Holder meets any of the three tests discussed below (the "Section 302 tests"). The purchase will be treated as a distribution if the United States Holder does not satisfy at least one of the Section 302 tests.

        We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment. Each United States Holder should be aware that because proration may occur in the tender offer, even if all the shares actually and constructively owned by a United States Holder are tendered pursuant to the tender offer, fewer than all of such shares may be purchased by us. Consequently, we can give no assurance that a sufficient number of any particular United States Holder's shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed below.

        A United States Holder that satisfies any of the Section 302 tests explained below will be treated as having sold the shares purchased by us pursuant to the tender offer and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the tender offer and the United States Holder's tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the United States Holder held the shares for more than one year as of the date of our purchase pursuant to the tender offer. Currently the maximum long-term capital gain rate for individual United States Holders is 15%. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from a United States Holder under the tender offer. A United States Holder may be able to designate which blocks of shares, and the order of such blocks of shares, to be tendered pursuant to the tender offer.

        If a United States Holder does not satisfy any of the Section 302 tests explained below, the full amount received by the United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the United States Holder with respect to the United States Holder's shares. This distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder's share of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder's gross income without reduction for the tax basis of the shares exchanged, and no current loss would be recognized. Currently, dividends are taxable at a maximum rate for individual United States Holders of 15%, which is the same as the maximum tax rate for long-term capital gains, if certain holding period and other requirements are met. As of the date of this Offer to Purchase, we believe that the total amount of our current and accumulated earnings and profits will be less than the aggregate amount that we will pay for tendered shares. To the extent that the amount received by a United States Holder exceeds the United States Holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder's tax basis in its shares and any remainder will be treated as capital gain from the sale of shares. To the extent that a tendering United States Holder's tax basis in its redeemed shares exceeds the amount treated as a tax-free return of capital, as described above, such excess will generally be added to the tax basis in any shares retained by such holder. In October 2002, the Treasury Department proposed an amendment to the Treasury Regulations that would change the rule described in the preceding sentence. In particular, rather than the basis of redeemed shares being added to the basis of remaining shares, the basis of such shares would be treated as giving rise to a loss at such time as the state of facts that caused the purchase to be treated as a distribution no longer exist (for example, when the tendering United States Holder has completely terminated its ownership interest in us). Such proposed regulation is not, however, currently effective. Stockholders are urged to consult their tax advisors regarding the applicability and effect of this proposed regulation to them.

        To the extent that a corporate United States Holder is treated as receiving a dividend, as described above, it will be eligible for a dividends received deduction (subject to applicable limitations) and subject to the "extraordinary dividend" rules of the Code. Further, to the extent that our purchase of an individual United States Holder's shares under the tender offer is treated as the receipt by the United States Holder of a dividend taxed at the 15% rate described above, any loss on the sale or exchange of the individual United States Holder's retained shares will be treated as long-term capital loss to the extent of such dividend, even if such loss would not otherwise be so characterized.

        Section 302 Tests—Determination of Sale or Distribution Treatment.    Our purchase of shares pursuant to the tender offer will be treated as a sale of the shares by a United States Holder if any of the following Section 302 tests is satisfied:

  •
  as a result of the purchase, there is a "complete redemption" of the United States Holder's equity interest in us;

  •
  as a result of the purchase, there is a "substantially disproportionate" reduction in the United States Holder's equity interest in us; or

  •
  the receipt of cash by the United States Holder is "not essentially equivalent to a dividend."

        As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of shares pursuant to the tender offer will be treated as a distribution.

        In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. Thus, a United States Holder is treated as owning not only shares actually owned by such holder but also shares actually (and in some cases constructively) owned by certain related entities and individuals. Pursuant to the constructive ownership rules, a United States Holder will be considered to own shares owned, directly or indirectly, by certain members of the holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States

Holder has an equity interest, as well as certain shares which the United States Holder has an option to acquire.

  •
  Complete Redemption.  Our purchase of shares pursuant to the tender offer will result in a "complete redemption" of a United States Holder's equity interest in the Company, if, immediately after the sale, such holder owns, actually and constructively, none of our shares. In applying the "complete redemption" test, United States Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such holders comply with the provisions of Section 302(c) of the Code and applicable Treasury Regulations. United States Holders wishing to satisfy the "complete redemption" test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.

  •
  Substantially Disproportionate.  In general, our purchase of a United States Holder's shares pursuant to the tender offer will be "substantially disproportionate" as to a United States Holder if, immediately after the purchase, the percentage of the outstanding shares of the Company that the United States Holder actually and constructively owns is less than 80% of the percentage of the outstanding shares actually and constructively owned by the United States Holder immediately before the purchase.

  •
  Not Essentially Equivalent to a Dividend.  Our purchase of a United States Holder's shares pursuant to the tender offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the United States Holder's proportionate interest in the Company, given the United States Holder's particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are "not essentially equivalent to a dividend" are strongly urged to consult their tax advisor because this test will be met only if the reduction in such holder's proportionate interest in us is "meaningful" given the particular facts and circumstances of the holder in the context of the tender offer. In particular, depending on the total number of shares purchased pursuant to the tender offer, it is possible that a tendering stockholder's percentage interest in the Company could increase even though the total number of shares held by such stockholder decreases.

        If a United States Holder sells shares to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the shares for more than one year at the date of the sale. If such sale occurs at or about the time such holder also sells shares pursuant to the tender offer, and the various sales effected by the United States Holder are part of an overall plan to reduce or terminate such holder's proportionate interest in us, then the sales to persons other than us may, for United States federal income tax purposes, be integrated with the United States Holder's exchange of shares pursuant to the tender offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to shares sold to us.

        Consequences of the Tender Offer to Non-United States Holders of Shares.    The United States federal income tax treatment of our purchase of shares from a Non-United States Holder pursuant to the tender offer will depend on whether such holder is treated, based on the Non-United States Holder's particular circumstances, as having sold the tendered shares or as having received a distribution in respect of such Non-United States Holder's shares. The appropriate treatment of our purchase of shares will be determined in the manner described above (see "Consequences of the

Tender Offer to United States Holders—Section 302 Tests—Determination of Sale or Distribution Treatment.").

        A Non-United States Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the shares purchased by us pursuant to the tender offer. A Non-United States Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of shares unless any one or more of the following is true:

  •
  the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

  •
  in the case of an individual Non-United States Holder who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

  •
  in the case of a Non-United States Holder who owns or has owned during the relevant statutory period more than 5% of our stock, we are or have been a "United States real property holding corporation" and certain other requirements are met.

        We do not believe that we have been or currently are a "United States real property holding corporation."

        Individual Non-United States Holders who are treated, for United States federal income tax purposes, as having sold their shares to us pursuant to the tender offer and that are present in the United States for 183 days or more during the year will be taxed on their gains from sale of shares, net of applicable United States gains and losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Other Non-United States Holders who are treated as having sold their shares to us pursuant to the tender offer and that are subject to United States federal income tax on such sale generally will be taxed on such disposition in the same manner in which citizens or residents of the United States would be taxed.

        If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder's shares. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of shares will be determined in the manner described above (see "Consequences of the Tender Offer to United States Holders—Characterization of the Purchase—Distribution vs. Sale Treatment.") As described more fully below, to the extent amounts received by a Non-United States Holder are treated as a dividend, such Non-United States Holder will be subject to withholding.

        Withholding For Non-United States Holders.    Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-United States Holder participating in the tender offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent, unless the Depositary determines (i) that a stockholder has disposed of his or her entire constructive interest and the stockholder so certifies in the appropriate place on the related Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (in which case no United States tax will be withheld), or (ii) that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States and the stockholder so certifies on the appropriate IRS form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. If tax is withheld, a Non-United States Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such stockholder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

        NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING RULES, INCLUDING ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

United States Federal Income Tax Information Reporting and Backup Withholding.

        Payments made to holders in the tender offer may be reported to the IRS.

        In addition, under the United States federal income tax laws, the Depositary will be required to withhold 28% of the amount of the purchase price paid to certain stockholders (who are not "exempt" recipients) pursuant to the tender offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such stockholder's taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. See Instructions 14 and 15 of the Letter of Transmittal.

        Certain "exempt" recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to that stockholder's exempt status. This statement can be obtained from the Depositary. See the Instructions to the Letter of Transmittal.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder's United States federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14.   Extension of the Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the

Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the tender offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer). Amendments to the tender offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

        If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, we will extend the tender offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule and related releases and interpretations of the SEC provide that the minimum period during which an tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

  •
  we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

  •
  the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the tender offer will be extended until the expiration of the period of ten business days.

15.   Fees and Expenses.

        We have retained Morgan Stanley & Co. Incorporated to act as the Dealer Manager in connection with the tender offer. Morgan Stanley will receive a reasonable and customary fee for these services. We also have agreed to reimburse Morgan Stanley for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify Morgan Stanley against liabilities in connection with the tender offer, including liabilities under the federal securities laws. The Dealer Manager and its affiliates may actively trade our debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities. Morgan Stanley and its affiliates have provided in the past, and may continue to provide from time to time, investment banking and financial advisory services to us and our affiliates. Morgan Stanley and its affiliates have and will receive customary fees for such services.

        We have retained D. F. King & Co., Inc. to act as Information Agent and American Stock Transfer and Trust Company to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 8 in the Letter of Transmittal.

16.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant to the tender offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, "blue sky" or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

        Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the tender offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on our behalf in connection with the tender offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager or the Information Agent.

AFTERMARKET TECHNOLOGY CORP.

Dated: December 16, 2003

        The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Depositary for the Tender Offer is:
American Stock Transfer and Trust Company
By Hand Delivery: 59 Maiden Lane (plaza level) New York, NY 10038 Attn: Reorganization Dept.	By Overnight Delivery: 6201 15th Ave. Brooklyn, NY 11219 Attn: Reorganization Dept. 3rd Fl.	By Mail: 59 Maiden Lane (plaza level) New York, NY 10038 Attn: Reorganization Dept.
Facsimile Transmission: (718) 234-2001
Confirm Receipt of Facsimile by Telephone: (212) 936-5100

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 848-3416

The Dealer Manager for the Tender Offer is:

Morgan Stanley
1585 Broadway
New York, New York 10036
(212) 761-5409 (call collect)
Attn: Nathan McMurtray

QuickLinks

  Exhibit (a)(1)(i)
Offer to Purchase for Cash by Aftermarket Technology Corp. of Up to 2,638,500 Shares of Its Common Stock At a Purchase Price Not Greater than $15.75 per Share Nor Less than $13.00 per Share
SUMMARY
FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE TENDER OFFER